EXHIBIT 1A-14 AGENT FOR SERVICE OF PROCESS

 RE: Voterite, Inc. Tier 1 Regulation A Offering Submission

We are here affirming that our accounting firm of United Balanced Solutions will be serving as the agent for service of process on behalf of Voterite, Inc.. Our contact information is as follows:

Kyle Lawrence, CPA

United Balanced Solutions

T 561-379-7373

Kyle.Lawrence@Balanced-Solutions.net